Exhibit 16.1

April 29, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements contained under the caption “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the Registration Statement on Form S-1 to be filed April 29, 2019, of Chewy, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP